EXHIBIT 99.1

ATMI Reports Third Quarter Financial Results

  3Q revenues: $95.0 million
  3Q earnings per diluted share: $0.30, including a $0.05 per diluted share gain from the partial sale of an investment

DANBURY, Conn., Oct. 20, 2010 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported revenues of $95.0 million for the third quarter of 2010, compared to $72.6 million in the third quarter of 2009. Net income was $9.5 million for the quarter, compared to net income of $6.5 million for the prior year period. Earnings per diluted share were $0.30, including a $0.05 per diluted share gain from the partial sale of an investment, compared to $0.21 per diluted share in the third quarter of 2009, which included $0.04 per diluted share of tax benefits.

For the nine months ended September 30, 2010, revenues were $271.3 million, compared with $170.1 million in the same period of 2009. Net income was $25.7 million, with earnings per diluted share of $0.80 for the nine months, including the $0.05 per diluted share gain. For the same period in 2009, net loss was $13.6 million, or $0.43 per diluted share, which included $0.21 per diluted share of unusual pretax charges and a net tax benefit of $0.04 per diluted share.

"Our strong performance in the quarter is mostly a reflection of semiconductor demand and our well-established position in materials used in advanced processes," said Doug Neugold, ATMI Chief Executive Officer and President. "While we had good results across the majority of our businesses, these advanced nodes show the most strength and resiliency. Differentiated growth for ATMI is coming from the ramping of technology generations that use our leading-edge products. Combined with the use of our development capabilities to resolve capacity constraints in existing advanced nodes, we see significant opportunity for ATMI to increase market penetration in both the short- and long-term."

"We realized gross margins of just over 48% due to favorable product mix, and added another $23 million in cash to our balance sheet during the quarter," said Tim Carlson, Chief Financial Officer. "Operating expenses increased from the prior quarter as a result of continued investment in growth markets."

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, October 20, 2010. A replay of the call will be available for 48 hours at 800.642.1687 (access code 52746803). An audio webcast of the conference call will be available for 30 days on atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI and the ATMI logo are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries or both.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2010 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2009, and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$94,960	$72,610	$271,267	$170,067
Cost of revenues	49,299	39,572	140,362	106,291
Gross profit	45,661	33,038	130,905	63,776
Operating expenses:
Research and development	12,852	8,287	35,040	28,230
Selling, general, and administrative	22,121	16,713	62,539	57,659
Total operating expenses	34,973	25,000	97,579	85,889

Operating income (loss)	10,688	8,038	33,326	(22,113)

Other income (expense), net	2,662	225	2,995	(2,206)

Income (loss) before income taxes	13,350	8,263	36,321	(24,319)

Provision (benefit) for income taxes	3,873	1,724	10,580	(10,690)

Net income (loss)	$ 9,477	$6,539	$25,741	($13,629)

Diluted earnings (loss) per share	$0.30	$0.21	$0.80	($0.43)

Weighted average shares outstanding - diluted	31,985	31,836	32,023	31,387

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	September 30, 2010 (Unaudited)	December 31, 2009
Assets
Cash & marketable securities (1)	$140,899	$97,388
Accounts receivable, net	50,933	44,184
Inventories, net	63,547	53,761
Other current assets	31,727	38,254
Total current assets	287,106	233,587
Property, plant, and equipment, net	117,436	124,609
Marketable securities, non-current (1)	14,106	10,590
Other assets	82,029	90,790
Total assets	$500,677	$459,576

Liabilities and stockholders' equity
Accounts payable	$ 18,134	$ 14,788
Other current liabilities	22,159	14,895
Total current liabilities	40,293	29,683
Non-current liabilities	18,592	18,403
Stockholders' equity	441,792	411,490
Total liabilities & stockholders' equity	$500,677	$459,576

(1)     Total cash and marketable securities equaled $155.0 million and $108.0 million at September 30, 2010 and December 31, 2009, respectively.

CONTACT: ATMI, Inc.
         Dean Hamilton, Director, ATMI Investor Relations
          & Corporate Communications
         203.207.9349, Direct
         203.794.1100 x4202
         dhamilton@atmi.com